EXHIBIT 23.2

                           [FIRM LETTERHEAD]

                 FORM OF CONSENT OF INDEPENDENT AUDITOR


The Boards of Directors
Delta Mills, Inc. and
Delta Mills Marketing, Inc.


    We consent to the use of our report dated                     , 1997
included in Delta Mills, Inc.'s Registration Statement on Form S-4 for the registration of $150.0 million in aggregate principal amount of its 9 5/8% Senior Notes due 2007, Series B to be exchanged for equal principal amounts of its 9 5/8% Senior Notes due 2007 and in any amendment thereof. We also consent to the use of our name under the heading "Independent Certified Public Accountants" in the Prospectus contained in the Registration Statement described above and any amendment thereof.





Greenville, South Carolina                      KPMG PEAT MARWICK, L.L.P.
_______________, 1997